                                                                    Exhibit 12.1


                            CABOT INDUSTRIAL TRUST
                      Computation of Ratio of Earnings to
                Fixed Charges and Preferred Stock Dividends (a)
                            (Dollars in thousands)




                                                     For the Nine
                                                     Months Ended
                                                     September 30,
                                                         1998
                                                     -------------

Income (loss) from continuing operations
   before minority interest expense and earnings
   from equity investments..........................  $    36,091
Plus interest expense and amortization
   of deferred financing costs......................        3,317
                                                      -----------

Earnings before minority interest
   expense and fixed charges........................  $    39,408
                                                      ===========

Fixed charges and preferred stock
   dividends (b), (c)...............................  $     3,779
                                                      ===========

Ratio of earnings to combined fixed charges
   and preferred stock dividends....................       10.43x
                                                      ===========

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(a)  The Company completed its initial public offering on February 4, 1998.

(b) There was no preferred stock outstanding during the period ended September 30, 1998.

(c) Fixed charges consist of interest expense (including amortization of deferred financing costs) and capitalized interest.